ACQUISITION & REORGANIZATION AGREEMENT

THIS AGREEMENT sets forth the plan of acquisition and reorganization as of the day of February 12, 1996, which Agreement shall be effective on February 12, 1996 (the "Effective Closing Date"') by and among Amalgamated
Explorations, Inc., a Colorado corporation ("PURCHASER"), Gold Basin Exploration Inc., a Nevada corporation, ("SELLER"), and Initial Public Offering Consultants, Inc., ("IPO")

RECITALS

WHEREAS, this plan of reorganization shall be a reorganization within the meaning of IRC (1954) , Section 368 (a) (1) (B) as amended; and

WHEREAS, PURCHASER shall acquire 100% of all right, title and interest, in the common stock owned of GOLD BASIN EXPLORATION, INC. from SELLER in exchange solely for a part of PURCHASERS'S voting common stock.

AGREEMENT

NOW THEREFORE, in order to consummate the foregoing plan of reorganization and in consideration of the mutual benefits to be derived therefrom and the mutual agreements hereinafter contained, PURCHASER and SELLER approve and adopt this Agreement and plan of reorganization and mutually covenant and agree with each other as follows:

1. Shares to be Transferred and Issued. On the Effective Closing Date, the PURCHASER shall issue 2,347,109 shares of the PURCHASER'S common stock bearing a restricted legend in exchange for all of the Common Stock of Gold Basin (100%) pursuant to a shareholder approved share exchange plan. (Note that 1,817,000 shares of Common Stock were issued to Christian F. Murer and George J. Kirn for certain oil & gas interests pursuant to an Assignment Agreement). It is understood by SELLER that PURCHASER is presently authorized to issue 50,000,000 shares of common stock.

In exchange for the PURCHASER'S stock being issued to SELLER as above described, SELLER shall on the closing date and contemporaneously with such issuance of PURCHASER'S common stock deliver to PURCHASER shares
(representing 100% of the common stock of SELLER).

2. PURCHASER/SELLER are desirous of receiving the services of IPO as hereinafter described and IPO is desirous of performing the said services as hereinafter described:

a. IPO will act as a financial consultant to PURCHASER/SELLER and be available to render advice regarding any corporate financial matter, including corporate finance, corporate development, management/organization, corporate philosophy and policy, and financial public relations.

b. IPO will, on a "best-efforts" basis, assist PURCHASER/SELLER with its corporate financial needs, helping it find underwriters and assist in negotiating terms and conditions.

C. IPO will act as PURCHASER/SELLER's financial public relations representative helping it develop and coordinate its public relations effort. IPO will introduce PURCHASER/SELLER to the financial community, introducing it to brokers, market-makers, investment advisors, investors, and the financial press as may be appropriate for PURCHASER/SELLER's financial status.

d. IPO will assist PURCHASER/SELLER in the composition and distribution of press releases, news articles, shareholder letters and research data to properly inform the investment community of the investment merits of PURCHASER/SELLER. In other words, IPO will generally act as a liaison between the public and PURCHASER/SELLER.

e. PURCHASER/SELLER agrees to make available to IPO such information as may be mutually determined to be desirable to be distributed to the public.

f. PURCHASER/SELLER agrees to make its management available for such public relations activities and efforts as IPO may determine to be necessary under the circumstances.

3. Compensation. PURCHASER has paid to IPO $25,000.00 as consideration for IPO's efforts in negotiating this Agreement and for transferring the ownership control of PURCHASER to the shareholders of PURCHASER.

4. Indemnification. All negotiations relative to this agreement and the transactions contemplated hereby have been conducted with the assistance of IPO, who is acting as a finder and consultant on behalf of both PURCHASER and SELLER. Both PURCHASER and SELLER agree to hold harmless and indemnify IPO, from any and all claim, demand, cause of action or suit raised or filed in connection with the operation or promotion of PURCHASER and/or SELLER and the trading of PURCHASER/SELLER's shares.

5 . Warranty and Representations by SELLER. No representation or warranty by SELLER in this agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of SELLER to this agreement, nor any document or certificate delivered to PURCHASER pursuant to this agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits a material fact necessary to make the statement contained therein not misleading.

 a. Nevada Corporation. SELLER represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and duly qualified to do business.

 b. Capitalization. SELLER is authorized to issue 20,000,000 shares of common stock. 2,347,109 shares of common stock are issued and outstanding. There are no legal, administrative or other proceedings, or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving PURCHASER or SELLER which are known, or have reasonable grounds to know, of any basis for any such proceedings, or other claims, judgments, injunctions or restrictions, except as herein disclosed.

6. Warranty and Representations by Purchaser. To the knowledge of the officers of PURCHASER, PURCHASER is not a party to nor bound by any agreement, deed, lease, power of attorney or other instrument other than which is herein disclosed.

 a. Colorado Corporation. PURCHASER represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado and is validly existing and duly qualified to do business.

 b. Capitalization. PURCHASER is authorized to issue 50,000,000 common shares. Approximately 52,891 common shares are issued and outstanding. PURCHASER is also authorized to issue 2,000,000 preferred shares of which none have been issued. PURCHASER has approximately 410 Shareholders of Record. American Securities Transfer, Inc. ("AST") has been the Transfer Agent. The shareholder list is current. PURCHASER was incorporated May 5, 1986 and went public in September 1987. Upon the closing of the proposed transaction between PURCHASER and Gold Basin, the shares will be quoted daily in the National Daily Quotation Sheets (Pink Sheets).

 c. Authorization. PURCHASER represents and warrants that the execution and performance of this agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of PURCHASER. The shares of PURCHASER'S common stock to be delivered pursuant to this agreement, when so delivered, will have been duly and validly authorized and issued by PURCHASER and will be fully-paid and nonassessable.

 d. No Warranty as to Benefits. PURCHASER hereby further acknowledges and agrees that no representations or warranties have been made by itself or IPO, as to the benefits to be derived by SELLER in completing this transaction.

 e. Tax and Securities. It is expressly understood and agreed that neither IPO, nor PURCHASER or its officers or agents have made any warranty or agreement, expressed or implied, as to the tax or securities consequences of the transactions contemplated by this agreement or the tax or securities consequences of any action pursuant to or growing out of this agreement.

7. Actions Prior to Closing.

 a. Transfer of Property. SELLER shall duly comply with all applicable laws as may be required for the valid and effective transfer of property, assets and business contemplated by this agreement.

 b. Survival of Warranties. The representations and warranties made by PURCHASER in this agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

 C. Compliance with Terms of Agr t. SELLER shall perform and comply with all its obligations under this agreement which are to be performed and complied with by it prior to or on the closing date including the delivery of its documents specified herein.

 d. Board Approval. This Agreement shall have been approved by the boards of directors of both PURCHASER and SELLER.

 e. Restricted Sale of Stock. SELLER covenants and warrants that the shares of common stock of the PURCHASER to be received by them pursuant to this agreement are being acquired for their own account and for investment and not with the present view toward the sale or distribution thereof and will not be disposed of except (i) pursuant to an effective registration statement under the

Securities Act of 1933, as amended, or (ii) another transaction, which, in the opinion of counsel acceptable to PURCHASER, is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In order to effectuate the covenants of this paragraph, an appropriate endorsement will be placed on the certificates for shares of common stock of PURCHASER delivered to SELLER pursuant to this agreement and stop transfer instructions shall be placed with the transfer agent for the securities.

 f. Rule 144. SELLER is aware that the shares distributed to
him will	not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, particularly Rule 144, he will probably have to retain such shares for a period of at least two (2) years and at the expiration of such two-year period his sale may be confined to brokerage transactions of limited amounts requiring a notification filing on Form 144 with the Securities and Exchange Commission and such disposition may be available only if the PURCHASER is current in his filings with the Securities and Exchange Commission and SELLER is aware of Rule 144 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the other limitations imposed thereby on their disposition of PURCHASERIS shares.

8. Governing Law. This agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Colorado and enforced in its courts.

9. Assignment, Amendment and Notification. This agreement shall not be assigned by any party without the written consent of the other. PURCHASER and SELLER may amend, modify and supplement this agreement in such manner as may be agreed upon by them in writing.

10. Termination and Abandonment. This agreement may be terminated and the transactions provided for by this agreement may be abandoned without liability on the part of any party to any other, at any time before the closing date by mutual consent of PURCHASER and SELLER. In the event of termination and abandonment by any party as herein provided, written notice shall forthwith be given to the other party, and each party shall pay its own expenses incident to preparation for the consummation of this agreement and the transactions contemplated hereunder. In the event that this Agreement has not been completed by the closing date or within thirty days thereafter, this Agreement and the transactions contemplated hereby shall be deemed to have been abandoned and neither party shall be under any further obligation to the other. In the event of such termination or abandonment, SELLER shall forfeit any deposits, payments or other consideration tendered in connection with the execution of this Agreement, unless otherwise expressly provided herein.

11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

If to PURCHASER:

Amalgamated Explorations, Inc.
1645 Court Place, Suite 201
Denver, Colorado 80202

If to SELLER:

Gold Basin Exploration, Inc.
c/o 5060 Shoreham Place, Suite 200 San Diego, California 92122

12. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. Any announcements, amendments or modifications shall be set forth in writing and approved by the parties hereto.

13. Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Further Documentation. PURCHASER and SELLER agree to execute any and all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed all as of the day and year first above written.

AMALGAMATED EXPLORATIONS, INC.
("PURCHASER"

By:

James E.Franklin President


GOLD BASIN EXPLORATIONS, INC. ("SELLER")


By:
James E.Franklin President


INITIAL PUBLIC 0FFERING CONSULTANTS INC., ("IPO")


By:
James E.Franklin President